UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 23, 2007

ADC Telecommunications, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-1424	41-0743912
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

13625 Technology Drive, Eden Prairie, Minnesota		55344
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952.938.8080

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported on a Form 8-K filed April 24, 2007, James G. Mathews, 56, our Vice President and Controller has been appointed as Vice President, Chief Financial Officer of ADC. Mr. Mathews began service as ADC’s Vice President and Controller in December, 2005. Mr. Mathews will also continue to serve as ADC’s principal accounting officer until such time as a successor may be appointed.

In connection with Mr. Mathews' appointment to the position as Chief Financial Officer, our Compensation Committee approved on April 23, 2007, the following changes to his compensation:

- An increase in annual base salary to $310,000, effective April 23, 2007.

- Mr. Mathews' annual management incentive bonus target will be 70% of his base salary.

- A grant of 14,000 options to purchase shares of ADC Common Stock effective the last day of April. The options vest one-quarter per year over a four year term, so long as Mr. Mathews remains continuously employed with ADC, which is consistent with our typical vesting schedule.

- A grant of 22,000 Restricted Stock Units (RSUs). This grant will be effective the last day of April. Fifty percent of the RSUs will be subject to time-based vesting provisions and fifty percent are subject to performance-based vesting. RSUs with time-based vesting provisions will vest approximately one month after the third anniversary of the date of grant, so long as Mr. Mathews remains continuously employed with ADC during that time period. These time-based RSUs will be settled one for one in shares of common stock upon vesting. The performance-based RSUs will vest three years from the grant date so long as Mr. Mathews remains continuously employed with ADC during that time period and ADC meets or exceeds certain financial targets for its 2007, 2008 and 2009 fiscal years. These performance-based RSUs will be settled one for one in shares of common stock upon vesting.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADC Telecommunications, Inc.

April 27, 2007	By:	Jeffrey D. Pflaum

Name: Jeffrey D. Pflaum
Title: Vice President, General Counsel and Secretary